Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Hermes Adviser Series:

We consent to the use of our report, dated October 23, 2020, with respect to the financial statements of Federated Hermes SDG Engagement High Yield Credit Fund, a portfolio of the Federated Hermes Adviser Series, as of August 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

October 23, 2020